May 1, 2007

VIA EDGAR

Board of Directors
National Life Insurance Company
One National Life Drive
Montpelier, Vermont 05604

Re:	National Variable Life Insurance Account

Ladies and Gentlemen:

     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 11 to the Registration Statement on Form N-6 by National Variable Life Insurance Account for certain variable life insurance policies (File No. 333-67003). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN

LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth